Exhibit 99.1

Andeavor Logistics LP Reports Record Second Quarter 2018 Results

•	Reported record second quarter net earnings of $148 million and EBITDA of $289 million

•	Increased quarterly distribution to $1.03 per limited partner unit; 29th consecutive increase

•	Announced today the successful completion of a $1,550 million drop down, adding expected 2019 annual net earnings of $105 to $115 million and EBITDA of $195 to $205 million

•	Increased 2018 growth capital by $150 million due to greater demand from customers, further investment in the recent drop down assets and successful business development

•
Announced additional crude oil gathering project in the Delaware Basin; expecting to exit 2018 with an annual run rate of $90 million of net earnings and $150 million of EBITDA from Permian Basin assets

•	Expecting to achieve 2018 strategic and financial targets, including coverage of approximately 1.1 times and leverage of approximately 4.0 times

San Antonio - August 6, 2018 - Andeavor Logistics LP (NYSE: ANDX) today reported record second quarter net earnings of $148 million, or $0.63 per diluted common limited partner unit, and EBITDA of $289 million. Growth in the quarter was led by record performance in the Terminalling and Transportation segment due to strong utilization and continued improving fundamentals in Gathering and Processing. Gas Gathering and Processing results for the quarter were impacted by $5 million in lower earnings due to planned downtime for an expansion project at the Robinson Lake gas processing facility to support increased demand in the Bakken.

“Our business delivered outstanding results, reaching record volumes in certain segments and growing net earnings by $9 million and EBITDA by $16 million over the prior quarter,” said Greg Goff, Chairman and Chief Executive Officer of Andeavor Logistics’ general partner. “We completed a $1.6 billion drop down that further integrates our Permian Basin assets and provides additional future growth opportunities. Additionally, we are increasing our 2018 growth capital to complete investments associated with the drop down and to meet increasing customer demand for our services in the Permian Basin as well as in the Bakken and Rockies. With a robust and growing portfolio of projects already in execution and no expected additional equity needs through 2020, we are well positioned to achieve our financial and strategic targets, creating significant unitholder value.”

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2018	2017 (a)	2018	2017 (a)
Net Earnings	$148	$111	$287	$203
Segment Operating Income
Terminalling and Transportation	$128	$124	$248	$222
Gathering and Processing	70	53	144	115
Wholesale	11	2	15	2

EBITDA (b)	$289	$240	$562	$452
Segment EBITDA (b)
Terminalling and Transportation	$161	$149	$311	$268
Gathering and Processing	122	96	246	197
Wholesale	13	3	20	3

Net Cash From Operating Activities	$231	$111	$461	$318
Distributable Cash Flow Attributable to Common Unitholders (b)	$214	$177	$413	$329

Total Distributions to be Paid to Common Unitholders	$209	$147	$414	$287
Distribution Coverage Ratio (b)	1.02x	1.20x	1.00x	1.15x

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

(b)	For more information on EBITDA, Segment EBITDA, Distributable Cash Flow Attributable to Common Unitholders and Distribution Coverage Ratio, see “Non-GAAP Measures.”

Segment Results

Terminalling and Transportation
Terminalling and Transportation reported a record quarter. Segment operating income was $128 million for the second quarter 2018, an increase of $4 million from the prior year, and segment EBITDA was $161 million, an increase of $12 million from the prior year. The year-over-year increase was primarily attributable to contributions from the Western Refining Logistics acquisition, the 2017 Anacortes Logistics Asset drop down and organic growth. Record volumes in the quarter were significantly higher due to strong utilization and higher demand for refined products throughout the system.

Gathering and Processing
Gathering and Processing segment operating income was $70 million for the second quarter 2018, an increase of $17 million from the prior year, and segment EBITDA was $122 million, an increase of $26 million from the prior year. The year-over-year increase was primarily attributable to contributions from the Western Refining Logistics acquisition, Permian Basin volume growth and Gas Gathering and Processing growth in the Bakken.

Gas Gathering & Processing results for the quarter were impacted by $5 million in lower earnings due to planned downtime for an expansion project at the Robinson Lake gas processing facility to support increasing production in the Bakken.

Wholesale
The Wholesale segment also reported record results. Operating income was $11 million for the second quarter 2018, an increase of $7 million from the prior quarter, and segment EBITDA was $13 million, an increase of $6 million from the prior quarter. Results compared to the prior quarter were driven by seasonally higher volumes and an improved wholesale margin environment.

Balance Sheet and Cash Flow

Net cash from operating activities was $231 million in the second quarter 2018 and distributable cash flow attributable to common unitholders for the second quarter was $214 million. Andeavor Logistics ended the second quarter 2018 with $44 million of cash and approximately $1.4 billion of availability under its revolving credit facilities.

Net capital expenditures for the second quarter 2018 were $100 million, which included $90 million of growth capital and $10 million of net maintenance capital. Due to additional capital required to complete projects related to the drop down and additional organic projects across the business driven by improving market fundamentals, Andeavor Logistics now expects to invest $150 million more in growth capital in 2018, increasing its previous guidance of $325 million to $475 million. Net maintenance capital expenditures are expected to be $75 million, unchanged from prior guidance.

On July 24, 2018, Andeavor Logistics announced a quarterly cash distribution of $1.03 per limited partnership unit or $4.12 on an annualized basis. This represents an increase of 1.5% over the prior distribution and the partnership’s 29th consecutive quarterly increase. The distribution coverage ratio was 1.02x for the second quarter 2018. Coverage is expected to sequentially improve through 2018 as Andeavor Logistics’ distributable cash flow growth exceeds distribution growth.

Andeavor Logistics is well positioned to achieve its stated 2018 strategic and financial objectives, including reaching approximately 1.1 times coverage, approximately 4.0 times leverage and distribution growth of at least 6%.

Strategic Update

Permian Basin Growth Update
Andeavor Logistics also announced today that it has been awarded an additional new crude oil gathering project in the Delaware Basin, for a total of six crude oil gathering projects awarded over the last three quarters. Capital invested for these projects is expected to total approximately $75 to $85 million through 2018 and early 2019, with an anticipated average multiple of 6 to 7 times EBITDA. Acreage dedications in the Permian Basin associated with these projects total 76,000 acres. Following the completion of the drop down and continued build-out, expansion and new connections planned for this system, Andeavor Logistics expects to exit 2018 with a run rate from its Permian Basin assets of $90 million of annual net earnings and $150 million of annual EBITDA. Andeavor’s recently announced joint ventures in the Gray Oak Pipeline and marine terminal in Corpus Christi are expected to further enhance Andeavor Logistics’ competitive position in the Permian Basin when pursuing crude oil gathering projects, but the impact of these projects is not included in Andeavor Logistics’ current outlook.

2018 Drop Down and Funding Update
Andeavor Logistics today announced it has acquired a portfolio of logistics assets from Andeavor for total consideration of $1,550 million. The transaction positions the Company to efficiently optimize, connect and capture more growth and synergies by dropping down substantially all the Permian Basin and remaining refining logistics assets and creating a more integrated, larger-scale system. Additionally, the broader combined asphalt business, which now includes nine terminals, better positions Andeavor Logistics to capture opportunities related to low sulfur marine diesel fuel standards and optimize operations across a larger terminal network.

The assets included in the drop down are gathering, storage and transportation assets in the Permian Basin, including the RIO Pipeline, legacy Western Refining assets and associated crude terminals and the majority of Andeavor’s remaining refining terminalling, transportation and storage assets. The drop down also includes the Conan Crude Oil Gathering System and the Los Angeles Refinery Interconnect Pipeline, transferred at cost plus capitalized interest.

The assets are expected to generate 2019 annual net earnings of $105 to $115 million and EBITDA of $195 to $205 million and 2020 annual net earnings of $120 to $125 million and EBITDA of $215 to $220 million. Andeavor Logistics expects to invest approximately $100 million in 2018 and $50 million in 2019 of capital, primarily to further expand and grow the Conan Crude Oil Gathering System as well as complete the Los Angeles Refinery Interconnect Pipeline. When adjusting for the additional capital and earnings from these investments, this transaction represents a multiple of approximately 8.4 times anticipated 2019 EBITDA and 7.8 times anticipated 2020 EBITDA. The transaction is expected to be immediately accretive. The drop down transaction was approved by the Board of Directors of the General Partner of Andeavor Logistics and by the Conflicts Committee of the Board of Directors, which consists entirely of independent directors. The Conflicts Committee engaged an independent financial advisor to render a fairness opinion.

The drop down transaction was funded with $300 million in borrowings under Andeavor Logistics’ revolving credit facilities and $1.25 billion of common equity issued to Andeavor. The equity consideration was based on the average daily closing price of Andeavor Logistics common units for 10 trading days prior to the approval date of the transaction on August 3, 2018, or $44.20 per unit, totaling approximately 28.3 million common units.

Improving long-term business fundamentals are driving overall stronger demand for Andeavor Logistics’ services. This funding and the resulting strength of Andeavor Logistics’ balance sheet strongly position the Company to make the investments required to fund these identified high return growth projects, as well as achieve its stated leverage, coverage and distribution targets and its plan to deliver at least $965 million of net earnings and at least $1.6 billion of EBITDA in 2020 without any additional common equity or hybrid equity issuances.

Public Invited to Listen to Webcast
Andeavor Logistics has provided a pre-recorded webcast hosted by Greg Goff and Steven Sterin regarding second quarter 2018 results and other business matters. Interested parties may listen to the webcast by logging on to http://www.andeavorlogistics.com.

About Andeavor Logistics LP
Andeavor Logistics LP is a fee-based, full-service, diversified midstream logistics company, with integrated assets across the western and mid-continent regions of the United States. Andeavor Logistics operates through three business segments: Terminalling and Transportation, Gathering and Processing and Wholesale. The Terminalling and Transportation segment consists of marine terminals, refined product truck terminals, rail terminals, dedicated storage facilities and transportation pipelines. The Gathering and Processing segment consists of crude oil gathering systems and pipelines as well as natural gas gathering pipelines, processing facilities and fractionation facilities. The Wholesale segment consists of a fee-based fuel wholesale business. Andeavor Logistics is a Delaware limited partnership formed by Andeavor, headquartered in San Antonio, Texas.

This earnings release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including growing the business through asset optimization and strategic acquisitions, execution of growth projects and opportunities, high return organic growth, and lowering our cost of capital and extending debt maturities; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources, including available capacity under our credit facilities; expectations regarding future economic and market conditions and their effects on our business; the amount and timing of future distributions; expected unitholder value creation; statements related to our Permian Basin growth strategy, expected capital investment, and expectations related to increasing customer demand and additional future growth opportunities; statements regarding the August 2018 drop down from Andeavor, including the expected benefits thereof and the annual net earnings and EBITDA expected to be generated thereby; expected investments associated with the drop down; statements regarding our ability to achieve our 2018 financial and strategic targets; our ability to achieve our 2018-2020 growth plans, including coverage, leverage and distribution growth, with no additional equity issuances through 2020; expected coverage improvement and distributable cash growth; statements regarding our new crude oil gathering project in the Delaware Basin, including expected capital investment and timing; statements regarding Andeavor’s participation in the Grey Oak Pipeline and new marine terminal, including the expected benefits to us; third quarter 2018 guidance and expectations, including expected net earnings and EBITDA; 2018 and 2019 expected investments, including the uses thereof, and maintenance capital expenditures; expected closing date of the merger between Andeavor and Marathon Petroleum Corp.; statements regarding the status and expected timing of our current projects; projected 2019 and 2020 annual net earnings and EBITDA contribution from the drop down assets and the NGL logistics hub; expected Permian gathering assets net earnings and EBITDA run rate; 2018 and 2020 Andeavor Logistics projected net earnings and EBITDA; expected Andeavor Logistics net earnings and EBITDA run rate; and other aspects of future performance. Although we believe the assumptions concerning future events are reasonable, a number of factors could cause results to differ materially from those projected. Our operations involve risks and uncertainties, many of which are outside of our control and could materially affect our results. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the SEC, available at http://www.andeavorlogistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Investors:
Andrew Woodward, Sr. Director, Finance and Investor Relations, (210) 626-7202

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702

Andeavor Logistics LP
Third Quarter 2018 Guidance (Unaudited)

Throughput
Terminalling and Transportation
Terminalling throughput (Mbpd)	1,750 - 1,810
Pipeline transportation throughput (Mbpd)	1,040 - 1,080

Gathering and Processing
NGL sales (Mbpd)	6.8 - 7.3
Gas gathering and processing throughput (thousands of MMBtu/d)	740 - 770
Crude oil and water gathering volume (Mbpd)	300 - 320

Wholesale
Fuel sales volumes (millions of gallons)	305 - 325

Please note the volume guidance presented above excludes the August 2018 drop down. The drop down is expected to generate net earnings of $13 million and EBITDA of $25 million in the third quarter of 2018 based on the August 6, 2018 close date. Contributions from the drop down are expected to ramp up to $105 to $115 million of net earnings and EBITDA of $195 to $205 million in 2019 based on the expected growth from the Conan Crude Oil Gathering System and the completion of the Los Angeles Interconnect Pipeline.

In addition, Andeavor Logistics expects to incur approximately $8 million of transaction expenses related to the drop down in third quarter of 2018.

The adoption of ASC 606 in the second quarter of 2018 changed the presentation of our Gas Gathering and Processing throughput volumes in the second quarter of 2018. Volumes processed internally to enhance our NGL sales are no longer reported in our throughput volumes as certain fees contained within our commodity contracts are now reported as a reduction of “NGL expense”. Third quarter 2018 Gas Gathering and Processing throughput would be approximately 180 thousand MMBtu/d higher without this presentation change.

Gas volumes are also expected to be reduced by 45 thousand MMBtu/d beginning in the third quarter of 2018 due to the expiration of certain processing agreements, however, earnings are expected to be impacted less than $1 million on an annual basis.

Non-GAAP Measures

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects. These measures are important factors in assessing our operating results and profitability and include:

•	Financial non-GAAP measures:

◦	EBITDA - U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expense; and

◦	Segment EBITDA - a segment’s U.S. GAAP-based operating income before depreciation and amortization expense plus equity in earnings (loss) of equity method investments and other income (expense), net.

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow - U.S. GAAP-based net cash flow from operating activities adjusted for changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash;

◦	Distributable Cash Flow Attributable to Common Unitholders - Distributable Cash Flow minus distributions associated with the preferred units; and

◦	Distribution Coverage Ratio - Distributable Cash Flow Attributable to Common Unitholders divided by total distributions to be paid to common unitholders for the reporting period.

•	Operating performance non-GAAP measure:

◦	Average Margin on Natural Gas Liquids (“NGLs”) Sales per Barrel - NGL sales revenues minus amounts recognized as NGL expense divided by our NGL sales volumes in barrels.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance, and we believe they may provide meaningful supplemental information to the users of our financial statements. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Reconciliation of Amounts Reported Under U.S. GAAP,” “Segment Reconciliation of Amounts Reported Under U.S. GAAP” and “Average Margin on NGL Sales per Barrel” for reconciliations between non-GAAP measures and their most directly comparable U.S. GAAP measures.

Items Impacting Comparability

The Partnership’s results of operations may not be comparable to the historical results of operations for the reasons described below.

Acquisitions and Mergers
On November 8, 2017, we acquired the Anacortes Logistics Assets from a subsidiary of Andeavor for total consideration of $445 million. The Anacortes Logistics Assets include crude oil, feedstock and refined products storage at Andeavor’s Anacortes Refinery, the Anacortes marine terminal with feedstock and refined product throughput, a manifest rail facility and crude oil and refined products pipelines.

Effective October 30, 2017, Andeavor Logistics closed its merger with Western Refining Logistics, LP (the “WNRL Merger”) exchanging all outstanding common units of WNRL with units of Andeavor Logistics, representing an equity value of $1.7 billion. WNRL’s operations included terminalling and storage assets, crude oil and refined product transportation services and a wholesale fuels business. The WNRL Merger was treated as a transaction of entities under common control, thus our results reflect the operations, financial position and cash flows associated with WNRL and their related subsidiaries as of June 1, 2017.

The closing of the WNRL Merger was conditioned upon, among other things, the adoption and effectiveness of the Second Amended and Restated Agreement of Limited Partnership of Andeavor Logistics LP, pursuant to which, simultaneously with the closing of the WNRL Merger: (i) the incentive distribution rights in Andeavor Logistics (the “IDRs”) held by Tesoro Logistics GP,

LLC (“TLGP”), our general partner, were canceled (the “IDR Exchange”), (ii) the general partner interests in Andeavor Logistics held by TLGP were converted into a non-economic general partner interest in Andeavor Logistics, and (iii) Andeavor and its affiliates, including TLGP, agreed to increase and extend existing waivers on distributions to Andeavor and its affiliates by $60 million to an aggregate of $160 million between 2017 and 2019.

Accounting Standard Adoption
Due to the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” and the associated subsequent amendments (collectively, “ASC 606”) on January 1, 2018, the presentation of wholesale fuel sales and cost of fuel and other was impacted by adoption of the new revenue recognition accounting standard on January 1, 2018. Beginning January 1, 2018 in connection with the adoption, the revenues and costs associated with our fuel purchase and supply arrangements with Andeavor were netted.

Andeavor Logistics LP
Condensed Consolidated Balance Sheets (Unaudited) (In millions)

	June 30, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$44	$75
Receivables, net of allowance for doubtful accounts	391	403
Prepayments and other current assets	55	27
Total Current Assets	490	505
Property, Plant and Equipment, Net	5,625	5,413
Other Noncurrent Assets, Net	2,244	2,251
Total Assets	$8,359	$8,169

Liabilities and Equity
Current Liabilities
Accounts payable	$428	$359
Accrued interest and financing costs	40	40
Other current liabilities	65	75
Total Current Liabilities	533	474
Debt, Net of Unamortized Issuance Costs	4,372	4,127
Other Noncurrent Liabilities	71	54
Equity	3,383	3,514
Total Liabilities and Equity	$8,359	$8,169

Andeavor Logistics LP
Results of Operations (Unaudited) (In millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Revenues
Terminalling and Transportation	$249	$194	$480	$369
Gathering and Processing	290	242	579	487
Wholesale (c)	25	171	42	171
Intersegment revenues	(7)	—	(9)	—
Total Revenues	557	607	1,092	1,027
Costs and Expenses
Cost of fuel and other (excluding items shown separately below) (c)	—	162	—	162
NGL expense (excluding items shown separately below)	45	56	93	115
Operating expenses (excluding depreciation and amortization)	201	152	391	278
Depreciation and amortization expenses	83	66	163	124
General and administrative expenses	25	28	52	55
(Gain) loss on asset disposals and impairments	1	(26)	1	(26)
Operating Income	202	169	392	319
Interest and financing costs, net	(58)	(63)	(112)	(125)
Equity in earnings of equity method investments	3	3	5	5
Other income, net	1	2	2	4
Net Earnings	$148	$111	$287	$203

Earnings attributable to Predecessors	$—	$(1)	$—	$(1)
Net Earnings Attributable to Partners	148	110	287	202
Preferred unitholders’ interest in net earnings	(10)	—	(24)	—
General partner’s interest in net earnings, including incentive distribution rights	—	(40)	—	(77)
Limited Partners’ Interest in Net Earnings	$138	$70	$263	$125

Net Earnings per Limited Partner Unit:
Common - basic	$0.63	$0.63	$1.23	$1.15
Common - diluted	$0.63	$0.63	$1.23	$1.15

Weighted Average Limited Partner Units Outstanding:
Common units - basic	217.2	108.0	217.2	106.4
Common units - diluted	217.3	108.1	217.3	106.5

Cash Distributions Paid per Unit	$1.015	$0.940	$2.015	$1.850

(c) The presentation of wholesale fuel sales and cost of fuel and other was impacted by adoption of the new revenue recognition accounting standard on January 1, 2018. Beginning January 1, 2018 in connection with the adoption, the revenues and costs associated with our fuel purchase and supply arrangements with Andeavor were presented on a net versus gross basis in prior years.

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Earnings Before Income Taxes
Terminalling and Transportation	$128	$124	$248	$222
Gathering and Processing	70	53	144	115
Wholesale	11	2	15	2
Total Segment Operating Income	209	179	407	339
Unallocated general and administrative expenses	(7)	(10)	(15)	(20)
Operating Income	202	169	392	319
Interest and financing costs, net	(58)	(63)	(112)	(125)
Equity in earnings of equity method investments	3	3	5	5
Other income, net	1	2	2	4
Earnings Before Income Taxes	$148	$111	$287	$203
Depreciation and Amortization Expenses
Terminalling and Transportation	$32	$25	$61	$46
Gathering and Processing	49	40	97	77
Wholesale	2	1	5	1
Total Depreciation and Amortization Expenses	$83	$66	$163	$124
Segment EBITDA (d)
Terminalling and Transportation	$161	$149	$311	$268
Gathering and Processing	122	96	246	197
Wholesale	13	3	20	3
Total Segment EBITDA	$296	$248	$577	$468
Capital Expenditures
Terminalling and Transportation	$18	$28	$45	$55
Gathering and Processing	87	21	142	39
Wholesale	—	—	1	—
Total Capital Expenditures	$105	$49	$188	$94

(d)	See “Non-GAAP Reconciliations” section below for further information regarding this non-GAAP measure.

Andeavor Logistics LP
Components of Cash Flows (Unaudited) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Cash Flows From (Used In)
Net earnings	$148	$111	$287	$203
Depreciation and amortization expenses	83	66	163	124
Changes in assets and liabilities	(7)	(52)	(6)	(3)
Other operating activities	7	(14)	17	(6)
Net Cash Flows from Operating Activities	231	111	461	318
Investing Activities	(235)	22	(326)	(699)
Financing Activities	21	(123)	(166)	(262)
Increase (Decrease) in Cash and Cash Equivalents	$17	$10	$(31)	$(643)

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited)
(In millions, except volumes and revenue per barrel)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Terminalling and Transportation Segment
Revenues
Terminalling	$208	$159	$406	$304
Pipeline transportation	40	33	71	63
Other revenues	1	2	3	2
Total Revenues	249	194	480	369
Costs and Expenses
Operating expenses (e)	79	62	153	111
Depreciation and amortization expenses	32	25	61	46
General and administrative expenses	9	8	17	15
(Gain) loss on asset disposals and impairments	1	(25)	1	(25)
Terminalling and Transportation Segment Operating Income	$128	$124	$248	$222
Volumes
Terminalling throughput (Mbpd)	1,768	1,263	1,719	1,142
Average terminalling revenue per barrel (f)	$1.29	$1.39	$1.30	$1.47
Pipeline transportation throughput (Mbpd)	1,030	918	954	876
Average pipeline transportation revenue per barrel (f)	$0.43	$0.40	$0.41	$0.40

(e)
Operating expenses include an imbalance settlement gain of $1 million and $2 million for the three and six months ended June 30, 2017, respectively. There was no gain for the three and six months ended June 30, 2018.

(f)
Management uses average margin per barrel, average revenue per Million British thermal units (“MMBtu”), average revenue per barrel and fuel sales per gallon to evaluate performance and compare profitability to other companies in the industry.

•
Average terminalling revenue per barrel—calculated as total terminalling revenue divided by terminalling throughput presented in thousands of barrels per day (“Mbpd”) multiplied by 1,000 and multiplied by the number of days in the period (90 days for both the three months ended June 30, 2018 and 2017);

•
Average pipeline transportation revenue per barrel—calculated as total pipeline transportation revenue divided by pipeline transportation throughput presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average margin on NGL sales per barrel—calculated as the difference between the NGL sales revenues and the amounts recognized as NGL expense divided by our NGL sales volumes presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average gas gathering and processing revenue per MMBtu—calculated as total gathering and processing fee-based revenue divided by gas gathering throughput presented in thousands of MMBtu per day (“MMBtu/d”) multiplied by 1,000 and multiplied by the number of days in the period as outlined above;

•
Average crude oil and water gathering revenue per barrel—calculated as total crude oil and water gathering fee-based revenue divided by crude oil and water gathering throughput presented in Mbpd multiplied by 1,000 and multiplied by the number of days in the period as outlined above; and

•	Wholesale fuel sales per gallon - calculated as wholesale fuel revenues divided by our total wholesale fuel sales volume in gallons.

There are a variety of ways to calculate these measures; other companies may calculate these in a different way. Amounts may not recalculate due to rounding of dollar and volume information.

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited)
(In millions, except volumes, margin per barrel, revenue per barrel and revenue per MMBtu)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Gathering and Processing Segment
Revenues
NGL sales (g)	$95	$81	$199	$164
Gas gathering and processing	82	87	167	167
Crude oil and water gathering	69	41	134	80
Pass-thru and other (h)	44	33	79	76
Total Revenues	290	242	579	487
Costs and Expenses
NGL expense (excluding items shown separately below) (g) (h)	45	56	93	115
Operating expenses (i)	118	84	226	161
Depreciation and amortization expenses	49	40	97	77
General and administrative expenses	8	10	19	20
Gain on asset disposals and impairments	—	(1)	—	(1)
Gathering and Processing Segment Operating Income	$70	$53	$144	$115
Volumes
NGL sales (Mbpd) (g)	9.1	7.3	10.4	7.4
Average margin on NGL sales per barrel (d)(f)(g)(h)	$59.77	$37.45	$55.81	$38.30
Gas gathering and processing throughput (thousands of MMBtu/d) (j)	784	952	807	952
Average gas gathering and processing revenue per MMBtu (f)	$1.16	$1.00	$1.14	$0.97
Crude oil and water gathering volume (Mbpd)	301	269	302	261
Average crude oil and water gathering revenue per barrel (f)	$2.53	$1.64	$2.45	$1.68

(g)
We had 21.9 Mbpd and 24.3 Mbpd of NGL sales under percent of proceeds (“POP”) and keep-whole arrangements, for the three and six months ended June 30, 2018, respectively, and 20.9 Mbpd and 21.0 Mbpd for the three and six months ended June 30, 2017, respectively, of which we retained 9.1 Mbpd, 10.4 Mbpd, 7.3 Mbpd and 7.4 Mbpd, respectively. The difference between gross sales barrels and barrels retained is reflected in NGL expense resulting from the gross presentation required for the POP arrangements. Volumes represent barrels sold under our keep-whole arrangements, net barrels retained under our POP arrangements and other associated products.

(h)
Included in NGL expense for the six months ended June 30, 2017 were approximately $2 million of crude costs related to crude oil volumes obtained in connection with the acquisition or our North Dakota gathering and processing assets. The corresponding revenues were recognized in pass-thru and other revenue. As such, the calculation of the average margin on NGL sales per barrel excludes this amount.

(i)
Operating expenses include an imbalance settlement gain of $1 million and $3 million for the three and six months ended June 30, 2017, respectively. There was no gain for the three and six months ended June 30, 2018.

(j)
The adoption of ASC 606 changed the presentation of our gas gathering and processing throughput volumes. Volumes processed internally to enhance our NGL sales are no longer reported in our throughput volumes as certain fees contained within our commodity contracts are now reported as a reduction of “NGL expense”. The impact of the adoption was 150 thousand MMBtu/d and 162 thousand MMBtu/d for the three and six months ended June 30, 2018, respectively, now being used internally and not reported in the throughput volumes used to calculate our average gas gathering and processing revenue per MMBtu.

Andeavor Logistics LP
Selected Operating Segment Data (Unaudited)
(In millions, except per gallon)

	Three Months Ended June 30, 2018		Three Months Ended March 31, 2018		Six Months Ended June 30, 2018
Wholesale Segment
Revenues
Fuel sales (c)	$15		$9		$24
Other wholesale	10		8		18
Total Revenues	25		17		42
Costs and Expenses
Operating expenses	11		10		21
Depreciation and amortization expenses	2		3		5
General and administrative expenses	1		—		1
Wholesale Operating Income	$11		$4		$15
Volumes
Fuel sales volumes (millions of gallons)	306		286		593
Wholesale fuel sales per gallon	5.0	¢	3.1	¢	4.1	¢

Non-GAAP Reconciliations

Andeavor Logistics LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In millions, except ratios)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Reconciliation of Net Earnings to EBITDA
Net earnings	$148	$111	$287	$203
Depreciation and amortization expenses	83	66	163	124
Interest and financing costs, net of capitalized interest	58	63	112	125
EBITDA	$289	$240	$562	$452

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow
Net cash from operating activities	$231	$111	$461	$318
Changes in assets and liabilities	7	53	6	4
Predecessors impact	—	(10)	—	(10)
Maintenance capital expenditures (k)	(19)	(19)	(38)	(36)
Reimbursement for maintenance capital expenditures (k)	6	7	12	15
Adjustments for equity method investments	2	—	(1)	—
Proceeds from sale of assets	—	28	—	28
Other (l)	(3)	7	(7)	10
Distributable Cash Flow	224	177	433	329
Less: Preferred unit distributions	(10)	—	(20)	—
Distributable Cash Flow Attributable to Common Unitholders	$214	$177	$413	$329

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Distributions
Limited partner’s distributions on common units	$209	$105	$414	$206
General partner’s distributions including IDRs	—	42	—	81
Distributions on preferred units	10	—	20	—
Total Distributions to be Paid	219	147	434	287
Less: Distributions on preferred units	(10)	—	(20)	—
Total Distributions to be Paid to Common Unitholders	$209	$147	$414	$287

Distributable Cash Flow Attributable to Common Unitholders	$214	$177	$413	$329

Distribution Coverage Ratio	1.02x	1.20x	1.00x	1.15x

(k)
We adjust our reconciliation of distributable cash flows for maintenance capital expenditures, tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

(l)	Includes adjustments to remove the impact of the adoption of the new revenue recognition accounting standard on January 1, 2018.

Andeavor Logistics LP
Segment Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA
Terminalling and Transportation segment operating income	$128	$124	$248	$222
Depreciation and amortization expenses	32	25	61	46
Other income, net	1	—	2	—
Terminalling and Transportation Segment EBITDA	$161	$149	$311	$268

Reconciliation of Gathering and Processing Segment Operating Income to Segment EBITDA
Gathering and Processing segment operating income	$70	$53	$144	$115
Depreciation and amortization expenses	49	40	97	77
Equity in earnings of equity method investments	3	3	5	5
Gathering and Processing Segment EBITDA	$122	$96	$246	$197

	Three Months Ended June 30, 2018	Three Months Ended March 31, 2018	Six Months Ended June 30, 2018
Reconciliation of Wholesale Segment Operating Income to Segment EBITDA
Wholesale segment operating income	$11	$4	$15
Depreciation and amortization expenses	2	3	5
Wholesale Segment EBITDA	$13	$7	$20

Andeavor Logistics LP
Average Margin on NGL Sales per Barrel (Unaudited)
(In millions, except days and per barrel amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Segment Operating Income	$70	$53	$144	$115
Add back:
Operating expenses	118	84	226	161
Depreciation and amortization expenses	49	40	97	77
General and administrative expenses	8	10	19	20
Gain on asset disposals and impairments	—	(1)	—	(1)
Other commodity purchases (h)	—	—	—	2
Subtract:
Gas gathering and processing revenues	(82)	(87)	(167)	(167)
Crude oil gathering revenues	(69)	(41)	(134)	(80)
Pass-thru and other revenues	(44)	(33)	(79)	(76)
Margin on NGL Sales	$50	$25	$106	$51
Divided by Total Volumes for the Period:
NGLs sales volumes (Mbpd)	9.1	7.3	10.4	7.4
Number of days in the period	91	91	181	181
Total volumes for the period (thousands of barrels) (m)	828	664	1,882	1,339
Average Margin on NGL Sales per Barrel (m)	$59.77	$37.45	$55.81	$38.30

(m)	Amounts may not recalculate due to rounding of dollar and volume information.

Andeavor Logistics LP
Selected Financial Data (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
Capital Expenditures
Growth	$91	$32	$162	$63
Maintenance	14	17	26	31
Total Capital Expenditures	$105	$49	$188	$94

Capital Expenditures, Net of Reimbursements
Growth	$90	$26	$151	$46
Maintenance	10	12	20	22
Total Capital Expenditures, Net of Reimbursements	$100	$38	$171	$68

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (a)	2018	2017 (a)
General and Administrative Expenses
Terminalling and Transportation	$9	$8	$17	$15
Gathering and Processing	8	10	19	20
Wholesale	1	—	1	—
Unallocated	7	10	15	20
Total General and Administrative Expenses	$25	$28	$52	$55

Andeavor Logistics LP
Reconciliation of EBITDA to Amounts Under U.S. GAAP (Unaudited) (In millions)

	Reconciliation of Projected Annual EBITDA
	Drop Down 3Q18E	Drop Down 2019E	Drop Down 2020E	Permian Gathering Assets Run Rate	North Dakota NGL Logistics Hub
Projected Net Earnings	$13	$ 105-115	$ 120-125	$90	$ 15-19
Add: Projected depreciation and amortization expense	7	75	80	35	4
Add: Projected interest and financing costs, net	5	15	15	25	3
Projected EBITDA	$25	$ 195-205	$ 215-220	$150	$ 22-26

	Reconciliation of Projected Annual EBITDA
	Andeavor Logistics 2018E	Andeavor Logistics 2020E	Andeavor Logistics 4Q18 Exit Run Rate
Projected Net Earnings	$ 685-785	$965	$740
Add: Projected depreciation and amortization expense	280	330	410
Add: Projected interest and financing costs, net	235	305	250
Projected EBITDA	$ 1,200-1,300	$1,600	$1,400

March 31, 2018
Reconciliation of Net Earnings to EBITDA
Net earnings	$139
Depreciation and amortization expenses	80
Interest and financing costs, net of capitalized interest	54
EBITDA	$273